EXHIBIT 10.20

                                    SUBLEASE
                                    --------


     THIS SUBLEASE is entered into as of April 27, 1998 by and between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E"), and ORCA TECHNOLOGIES, INC., a Utah corporation ("Orca").

                                    RECITALS

     A. PA&E is the current lessee under that certain lease (the "Lease") dated October 7, 1997, with Creekside Building LLC, a Washington limited liability company ("Landlord"), for the real property commonly known as the Creekside Building, 24000 - 35th Ave. SE, Suite 200, Bothell, WA 98021 (together with all improvements on and appurtenances to such property, the "Leased Area"), which is located on the real property more particularly described as follows:

     Lot 6 of the Plat of Quadrant Monte Villa Center, recorded on Volume 54 of Plats, pages 165-169, inclusive, records of Snohomish County, Washington, under Auditors No. 9212225007

     B. PA&E currently occupies the three offices and conference room located on the west side of the south window wall of the Premises, and the workroom across the hall to the north of such offices (the "PA&E Area"). PA&E desires to sublease to Orca the remainder of the Leased Area (the "Premises"), and Orca desires to sublease the Premises, subject to the Lease and on the terms and conditions set forth in this Sublease.

     C. All capitalized terms not otherwise defined in this Sublease shall have the meanings set forth in the Lease.

                                    AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. Sublease. Effective as of November 15, 1997, PA&E hereby subleases the Premises to Orca, and Orca hereby subleases the Premises from PA&E, all subject to the terms, covenants and conditions contained in this Sublease and the Lease. However, PA&E reserves the right to use the conference room, reception area, lunch room, lavatories, hallways and other common areas located in the Premises. Orca acknowledges having received a complete copy of the Lease from PA&E.

     2. Sublease Term. The term of this Sublease commenced as of November 15, 1997, and, subject to Section 19 of this Sublease, shall terminate upon earlier of (a) the date that the Lease terminates for any reason, or (b) upon 60-days written notice by either party.

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     3. Rent. Orca shall pay all the Base Rent and Additional Rent ("Rent") due under the Lease, less the $2,000 per month paid by PA&E for the PA&E Area, directly to the Landlord on or before the date such Rent is due. Orca shall provide PA&E with evidence of all such payments immediately upon making any Rent payment.

     4. Expansion of Premises. Orca agrees that if PA&E vacates the PA&E Area, then the Premises will automatically, without further action by the parties, be increased to 100% of the Leased Area and Orca shall pay 100% of all Rent due under the Lease. In such event, all references to the Premises contained in this Sublease shall refer to the entire Leased Area.

     5. Reimbursements. Orca agrees that if PA&E incurs any cost or expense as a result of Orca's use of the Premises or any other portion of the Leased Area, including any additional charges for utilities and the like, Orca shall reimburse PA&E for the same immediately upon PA&E's demand. Any sums not paid within five days following such demand shall bear interest thereafter at the rate of 12% per annum until paid.

     6. Condition of Premises. Orca accepts the Premises "as-is" in their current condition. Orca agrees to surrender the Premises to PA&E at the end of the term of this Sublease in substantially the same condition existing as of the first date of such term, ordinary wear and tear and damage due to casualty or condemnation excepted.

     7. Alterations. Orca may not place any signs or other means of identification on or about the Premises or in any common areas of the building in which they are located (the "Building") without the prior written consent of the Landlord to the extent required by the Lease. Orca may not make any alterations, or additions or substitutions to the Premises or attach any fixtures thereto without the prior written consent of PA&E and the Landlord.

     8. Use of Premises. Orca agrees that it shall use the Premises solely for general office purposes which are consistent with the permitted uses under the Lease.

     9. Compliance with Laws. Orca shall comply with all statutes, laws and ordinances relating to the Premises and Orca's use thereof.

     10. Compliance with Rules and Regulations. Orca shall comply with all rules and regulations which are currently or hereafter in effect with respect to the Building, including, without limitation, such rules and regulations as pertain to the use of lavatories, parking spaces and common areas, and all nonsmoking policies.

     11. Security Requirements. Orca agrees to maintain the security of the Premises and Leased Area at all times, including locking the doors from the reception area when the Premises are not occupied by Orca.

     12. Confidentiality. Orca and PA&E acknowledge that the their respective businesses require maintaining the confidentiality of information, correspondence and records pertaining to

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such businesses. Orca and PA&E agree to cause their respective employees and persons visiting the Premises to respect such confidentiality at all times.

     13. PA&E's Rights of Inspection. PA&E shall have the right to enter upon and inspect the Premises at all reasonable times.

     14. Orca's Property. PA&E shall not be responsible for loss or damage to the personal property of Orca, its employees, agents or invitees.

     15. Utilities. All utilities, including, without limitation, electrical, heating, water, sewer and trash removal services, shall be furnished in accordance with the terms of, and subject to the limitations contained in, the Lease. Orca shall have the right, at its expense, to install its own telephones and telephone lines to the extent conforming to the requirements of the Lease.

     16. Destruction or Damage to Premises. In the event of any damage or destruction to the Premises by fire or other casualty, Orca's right to use the Premises shall be subject to the Landlord's rights under the Lease.

     17. Insurance. Upon the request of PA&E, Orca shall carry and pay for public liability insurance in a responsible insurance company licensed to do business in Washington during the entire term of this Sublease, in the amounts of coverage set forth in Section 14.4 of the Lease, arising from any claim made against the Landlord, PA&E or Orca for injury to persons or damage to property and which is related to the Premises or their use.

     18. Subrogation. As a part of the consideration of this Sublease, each of the parties releases the other and the Landlord from all liability for damage due to any act or neglect of the other party to property owned by said parties which is the result of fire or other casualty covered by insurance carried at the time of such casualty by either party or the Landlord. However, the releases contained in this section shall not apply to loss or damage resulting from the willful or premeditated acts of either of the parties, their agents or employees; and provided further, nothing in this paragraph shall be interpreted or have the effect of relieving or modifying any obligation of any insurance company.

     19. Indemnity. Orca shall defend, indemnify and save PA&E harmless from and against all liability of, and claims and allegations asserted against, PA&E by the Landlord or any other person by reason of any failure of Orca to pay any Rent or other amounts due under the Lease when due, or any other action or failure to act by Orca, its agents, employees, invitees and licensees.

     20. Default. If Orca defaults in the performance or observance of any covenant or condition applicable to it under the terms of this Sublease or the Lease, PA&E shall have the right to (a) cancel the tenancy created by this Sublease, (b) recover its damages caused by such default, and (c) pursue such other remedies as may be available to PA&E at law or in equity. PA&E `s waiver of any default by Orca under any covenant or condition contained in this

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Sublease or the Lease shall not operate as a waiver of any subsequent breach of the same or any other covenant or condition.

     21. General Provisions.

          (a) Assignment and Subleasing. Orca may not assign or transfer all or part of this Sublease, or further sublet any portion of the Premises, without the prior written consent of the Landlord and PA&E in each instance. Subject to the foregoing, this Sublease shall bind and benefit of the parties and their respective successors and permitted assigns.

          (b) Notices. Any and all notices given under this Sublease or the Lease shall be in writing and delivered to PA&E at the Premises and to Orca at the Premises, or at such other address as a party may specify in writing. Orca also agrees to promptly give PA&E true and correct copies of any notices received by Orca from the Landlord.

          (c) Legal Relationship of the Parties. This Sublease shall not be interpreted or construed as establishing a partnership or joint venture between PA&E and Orca, and neither party shall have the right to make any representations or incur any debts on behalf of the other. Orca further agrees that it may not use or refer to PA&E's name, business or any employee of PA&E with respect to any business or activity of Orca.

          (d) Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Sublease and the transactions contemplated hereby.

          (e) Attorneys' Fees. The prevailing party in any arbitration or litigation concerning this Sublease is entitled to reimbursement of its court costs and attorneys' fees by the non-prevailing party, including such costs and fees as may be incurred on appeal or in a bankruptcy proceeding.

          (f) Severability. If any portion of this Sublease is held to be invalid by a court of competent jurisdiction, the remaining terms of this Sublease shall remain in full force and effect to the extent possible.

          (g) Independent Counsel. Orca acknowledges that Stoel Rives LLP has represented PA&E in this transaction, not Orca, and that Orca has been represented by Durham Evans Jones and Pinegar.

          (h) Entire Agreement. This Sublease and the Lease contain the entire agreement between Orca and PA&E with regard to the Leased Area, and no modification of this Sublease shall be binding upon the parties unless evidenced by a subsequent written agreement signed by PA&E and Orca.

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          (i) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute but one and the same instrument.

          (j) Lease Controlling. This Sublease is subject to the terms, covenants and conditions of the Lease, and neither the Lease nor the rights of the Landlord shall be affected by this Sublease. This Sublease shall not become effective until executed by PA&E and Orca and approved by the Landlord as indicated below.

     Executed as of the first date written above.


                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By /s/ DONALD A. WRIGHT
                                          --------------------------------------
                                              Donald A. Wright
                                              Its President


ORCA TECHNOLOGIES, INC.


By /s/ ROGER VALLO
   -------------------------------
       Roger Vallo
       Its President

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                              PA&E'S ACKNOWLEDGMENT

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF KING          )

     On this April 29, 1998, before me personally appeared DONALD A. WRIGHT, to me known to be the PRESIDENT of PACIFIC AEROSPACE & ELECTRONICS, INC., the corporation that executed the within and foregoing instrument, and acknowledged said instru ment to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.


                                    /s/ ARTHUR H. KEMBALL
                                    -----------------------------------------
                                    Name (Printed):Arthur H. Kemball
                                    NOTARY PUBLIC in and for the
                                    State of Washington, residing at Wenatchee.
                                    My appointment expires: 1-23-29.


                              ORCA'S ACKNOWLEDGMENT

STATE OF WASHINGTON     )
                        ) ss.
COUNTY OF KING          )

     On this June 3, 1998, before me personally appeared ROGER VALLO to me known to be the PRESIDENT of ORCA TECHNOLOGIES, INC., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and volun tary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.


                                    /s/ CAROLE A. WILSON
                                    -----------------------------------------
                                    Name (Printed): Carole A. Wilson
                                    NOTARY PUBLIC in and for the
                                    State of Washington, residing at Marysville.
                                    My appointment expires: 4/1/02.

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